Exhibit 3.1

AMENDED AND RESTATED 19 February 2013

THE COMPANIES LAW (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

NINTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

ZHAOPIN LIMITED

(Adopted by Special Resolution dated 8 February 2013 and effective 19 February 2013)

1.	Name.

The name of the Company is Zhaopin Limited (the “Company”).

2.	Registered Office.

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands or at such other place as the Board of Directors of the Company (the “Board”) may from time to time decide.

3.	General Objects.

The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:

(i)	(a)	To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

	(b)	To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

(ii)	To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(iii)	To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licences, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(iv)	To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organise any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(v)	To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration therefor.

(vi)	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Board capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Board likely to be profitable to the Company.

In the interpretation of this NINTH Amended and Restated Memorandum of Association, as it may be amended from time to time (the “Memorandum of Association”) in general and of this Section 3 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4.	General Power.

Except as prohibited or limited by the Companies Law (as amended ), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the NINTH Amended and Restated Articles of Association of the Company (the “Articles of Association”) considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz:

to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Board determines; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to members of the Company (the “Members”); to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to the Board, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Board, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a licence is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.	Limited Liability.

The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6.	Share Capital.

6.1	Currency. Shares in the Company shall be issued in the currency of the United States of America.

6.2	Authorised Capital. The authorised capital of the Company is US$2,783,144.97, divided into two classes of shares, to be designated “Ordinary Shares” and “Preferred Shares” as follows:

(a)	159,051,299 Ordinary Shares in one series of US$0.01 par value (“Ordinary Shares”); and

(b)	119,263,199 Preferred Shares, of which (i) 12,604,286 shares shall be designated Series A Preferred Shares, US$0.01 par value per share (“Series A Preferred Shares”), (ii) 4,013,203 shares shall be designated Series B Preferred Shares, US$0.01 par value per share (“Series B Preferred Shares”), (iii) 15,722,878 shares shall be designated Series C Preferred Shares, US$0.01 par value per share (“Series C Preferred Shares”), (iv) 19,426,718 shares shall be designated Series D-1 Preferred Shares, US$0.01 par value per share (the “Series D-1 Preferred Shares”), (v) 4,687,500 shares shall be designated Series D-2 Preferred Shares, US$0.01 par value per share (the “Series D-2 Preferred Shares”) and (vi) 62,808,613 shares shall be designated Series E Preferred Shares, US$0.01 par value per share (“Series E Preferred Shares”, and together with the Series A Preferred Shares, the Series B Preferred Shares, Series C Preferred Shares, Series D-1 Preferred Shares and Series D-2 Preferred Shares, the “Preferred Shares”).

For purposes of this Memorandum of Association, “Ordinary Share Equivalent” shall mean any share or security convertible or exchangeable solely for Ordinary Shares or any option, warrant or right exercisable solely for Ordinary Shares.

7.	Rights, Qualifications of Preferred Shares.

The designations, powers, preferences, rights, qualifications, limitations and restrictions applicable to the Preferred Shares shall be as follows:

7.1	Conversion. The holders of the Preferred Shares shall have conversion rights as follows (the “Conversion Rights”):

7.1.1	Right to Convert. Each Preferred Share, at the option of the holder thereof, shall be convertible into Ordinary Shares at any time after the date of issuance of such Preferred Share, at the office of the Company or any transfer agent for such Preferred Share.

7.1.2	Automatic Conversion. Each Preferred Share shall automatically be converted into Ordinary Shares, without further action of the holder thereof or the Company, upon occurrence of the closing of the initial firm commitment underwritten public offering by the Company of Ordinary Shares on a public stock exchange in the United States, pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, or a substantially equivalent transaction in a jurisdiction other than the United States. In such event the Preferred Shares shall be deemed to have been so converted as of the closing of such public offering, as such closing is defined in the underwriting agreement between the Company and the underwriters with respect to such offering.

7.1.3	Mechanics of Conversion. The conversion hereunder of any Preferred Share (a “Conversion Share”) pursuant to Section 7.1 shall be effected in the following manner:

(a)	The Company shall redeem the Conversion Share for an aggregate consideration (the “Redemption Amount”) equal to (a) the aggregate par value of any capital shares of the Company to be issued upon such conversion and (b) the aggregate value, as determined by the Board, of any other assets which are to be distributed upon such conversion.

(b)	Concurrent with the redemption of the Conversion Share, the Company shall apply the Redemption Amount for the benefit of the holder of the Conversion Share to pay for any capital shares of the Company issuable, and any other assets distributable, to such holder in connection with such conversion.

(c)	Upon application of the Redemption Amount, the Company shall issue to the holder of the Conversion Share all capital shares issuable, and distribute to such holder all other assets distributable, upon such conversion.

(d)	Except as provided in Section 7.1.2, before any holder of Preferred Shares shall be entitled to convert the same into Ordinary Shares, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Shares, and shall give written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Ordinary Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date.

7.1.4	Number of Ordinary Shares Issuable on Conversion; Conversion Price.

(a)	Conversion.

	(i)	Series A Preferred Shares. Upon conversion, each Series A Preferred Share shall be exchanged in accordance with the provisions of Section 7.1.3 for such number of fully paid and nonassessable Ordinary Shares as is determined by dividing US$1.00 (the “Series A Preferred Shares Stated Value”) by the conversion price at the time in effect for such share. The initial conversion price for the Series A Preferred Shares shall be US$0.585497 (the “Series A Conversion Price”) and shall be subject to adjustment as set forth in this Section 7.1.4.

	(ii)	Series B Preferred Shares. Upon conversion, each Series B Preferred Share shall be exchanged in accordance with the provisions of Section 7.1.3 for such number of fully paid and nonassessable Ordinary Shares as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price at the time in effect for such Series B Preferred Shares. The “Series B Original Issue Price” per share of Series B Preferred Share is US$0.4912. The “Series B Conversion Price” per share for the Series B Preferred Shares shall initially be US$0.4912, subject to adjustment as set forth in this Section 7.1.4.

	(iii)	Series C Preferred Shares. Upon conversion, each Series C Preferred Share shall be exchanged in accordance with the provisions of Section 7.1.3 for such number of fully paid and nonassessable Ordinary Shares as is determined by dividing the Series C Original Issue Price by the Series C Conversion Price at the time in effect for such Series C Preferred Shares. The “Series C Original Issue Price” per share of Series C Preferred Share is US$0.510873. The “Series C Conversion Price” per share for the Series C Preferred Shares shall initially be US$0.510873, subject to adjustment as set forth in this Section 7.1.4.

	(iv)	Series D-1 Preferred Shares. Upon conversion, each Series D-1 Preferred Share shall be exchanged in accordance with the provisions of Section 7.1.3 for such number of fully paid and nonassessable Ordinary Shares as is determined by dividing the Series D-1 Original Issue Price by the Series D-1 Conversion Price at the time in effect for such Series D-1 Preferred Shares. The “Series D-1 Original Issue Price” per share of Series D-1 Preferred Share is US$1.02951. The “Series D-1 Conversion Price” per share for the Series D-1 Preferred Shares shall initially be US$1.02951, subject to adjustment as set forth in this Section 7.1.4.

	(v)	Series D-2 Preferred Shares. Upon conversion, each Series D-2 Preferred Share shall be exchanged in accordance with the provisions of Section 7.1.3 for such number of fully paid and nonassessable Ordinary Shares as is determined by dividing the Series D-2 Original Issue Price by the Series D-2 Conversion Price at the time in effect for such Series D-2 Preferred Shares. The “Series D-2 Original Issue Price” per share of Series D-2 Preferred Share is US$1.60. The “Series D-2 Conversion Price” per share for the Series D-2 Preferred Shares shall initially be US$1.60, subject to adjustment as set forth in this Section 7.1.4.

	(vi)	Series E Preferred Shares. Upon conversion, each Series E Preferred Share shall be exchanged in accordance with the provisions of Section 7.1.3 for such number of fully paid and nonassessable Ordinary Shares as is determined by dividing the Series E Original Issue Price by the Series E Conversion Price at the time in effect for such Series E Preferred Shares. The “Series E Original Issue Price” per share of Series E Preferred Share is US$1.80. The “Series E Conversion Price” per share for the Series E Preferred Shares shall initially be US$1.80, subject to adjustment as set forth in this Section 7.1.4.

(b)	Conversion Price Adjustments. The Series A Conversion Price, Series B Conversion Price, the Series C Conversion Price, the Series D-1 Conversion Price, the Series D-2 Conversion Price and the Series E Conversion Price (collectively, the “Conversion Price”) for the applicable series of Preferred Shares (the “Applicable Series”) shall be subject to adjustment from time to time as follows:

	(i)	Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Conversion Price for the Applicable Series in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Conversion Price for the Applicable Series in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii)		Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of Members of the Company entitled to receive) a dividend or other distribution to the holders of the Company’s shares payable in additional Ordinary Shares, the Conversion Price for the Applicable Series shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying the Conversion Price for the Applicable Series then in effect by a fraction (x) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (y) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(iii)		Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another person, then in any such event, provision shall be made so that, upon conversion of such Preferred Shares thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of shares of such Preferred Shares would have received had such Preferred Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(iv)	Sale of Shares Below the Conversion Price.

	(A)	(I) If at any time, or from time to time, the Company shall issue or sell Additional Ordinary Shares without consideration or for a consideration per share less than the Conversion Price in effect for the Series E Preferred Shares immediately prior to such issue, then, and in each such case, the Conversion Price for the Series E Preferred Shares shall be reduced, as of the opening of business on the date of such issuance or sale, to a price equal to the consideration per share received by the Company for such Additional Ordinary Shares determined in the manner provided in subparagraph (B) below.

	(II)	If at any time, or from time to time, the Company shall issue or sell Additional Ordinary Shares without consideration or for a consideration per share less than the Conversion Price in effect for the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D-1 Preferred Shares or the Series D-2 Preferred Shares immediately prior to such issue, then, and in each such case, the Conversion Price for the Applicable Series shall be reduced, as of the opening of business on the date of such issuance or sale, to a price determined by multiplying the then existing Conversion Price for the Applicable Series by a fraction, (x) the numerator of which shall be the number of Ordinary Shares outstanding immediately prior to such issuance plus the number of Ordinary Shares which the aggregate consideration received by the Company for the Additional Ordinary Shares so issued would purchase at the then existing Conversion Price for the Applicable Series, and (y) the denominator of which shall be the number of Ordinary Shares outstanding immediately prior to such issuance plus the number of Additional Ordinary Shares so issued. For the purpose of the above calculation, the number of Ordinary Shares outstanding immediately prior to such issuance shall be calculated on a fully-diluted basis, as if all Ordinary Share Equivalents had been fully exercised, converted or exchanged for Ordinary Shares immediately prior to such issuance.

(B)	For the purpose of making any adjustment in the Conversion Price or number of Ordinary Shares issuable upon conversion of shares of the Applicable Series, as provided above:

	(I)	To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any expenses payable directly or indirectly by the Company and any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

	(II)	To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof, as determined in good faith by the Board as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

	(III)	If Additional Ordinary Shares or Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Ordinary Shares or Ordinary Share Equivalents shall be computed as that portion of the consideration received which is reasonably determined in good faith by the Board to be allocable to such Additional Ordinary Shares or Ordinary Share Equivalents.

(C)	If at any time, or from time to time, the Company issues any Ordinary Share Equivalents and the Effective Conversion Price of such Ordinary Share Equivalents is less than the Conversion Price of the Applicable Series in effect immediately prior to such issuance, then, in each such case, at the time of such issuance the Company shall be deemed to have issued the maximum number of Additional Ordinary Shares issuable upon the exercise, conversion or exchange of such Ordinary Share Equivalents and to have received in consideration for each Additional Ordinary Share deemed issued an amount equal to the Effective Conversion Price.

	(I)	If any right to exercise, convert or exchange any Ordinary Share Equivalents shall expire without having been fully exercised, the Conversion Price of the Applicable Series as adjusted upon the issuance of such Ordinary Share Equivalents shall be readjusted to the Conversion Price which would have been in effect had such adjustment been made on the basis that (A) the only Additional Ordinary Shares to be issued on such Ordinary Share Equivalents were such Additional Ordinary Shares, if any, as were actually issued or sold in the exercise, conversion or exchange of any part of such Ordinary Share Equivalents prior to the expiration thereof and (B) such Additional Ordinary Shares, if any, were issued or sold for (x) the consideration actually received by the Company upon such exercise, conversion or exchange, plus (y) where the Ordinary Share Equivalents consist of options, warrants or rights to purchase Ordinary Shares, the consideration, if any, actually received by the Company for the grant of such Ordinary Share Equivalents, whether or not exercised, plus (z) where the Ordinary Share Equivalents consist of shares or securities convertible or exchangeable for Common Shares, the consideration received for the issue or sale of Ordinary Share Equivalents actually converted.

	(II)	For any Ordinary Share Equivalent with respect to which the Conversion Price of the Applicable Series has been adjusted under this paragraph (C), no further adjustment of the Conversion Price shall be made solely as a result of the issuance of Ordinary Shares upon the actual exercise or conversion of such Ordinary Share Equivalent.

(D)	In the event of any increase in the number of Ordinary Shares deliverable or any reduction in consideration payable upon exercise, conversion or exchange of any Ordinary Share Equivalents where the resulting Effective Conversion Price is less than the Conversion Price of the Applicable Series at such date, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Applicable Series shall be recomputed to reflect such change as if, at the time of issue for such Ordinary Share Equivalent, such Effective Conversion Price applied.

	(E)	For purposes of this Memorandum of Association, “Effective Conversion Price” means, with respect to any Ordinary Share Equivalent at a given time, an amount equal to the quotient of (x) the sum of any consideration, if any, received by the Company with respect to the issuance of such Ordinary Share Equivalent and the lowest aggregate consideration receivable by the Company, if any, upon the exercise, exchange or conversion of the Ordinary Share Equivalent over (y) the number of Ordinary Shares issuable upon the exercise, conversion or exchange of the Ordinary Share Equivalent.

	(F)	For purposes of this Memorandum of Association, “Additional Ordinary Shares” means any Ordinary Shares issued by the Company (or deemed issued by the Company under Section 7.1.4 (b)(iv)(C) hereof) other than (i) Ordinary Shares issued, or issued or issuable, upon exercise of any Ordinary Share Equivalent issued under employee share option plan(s) duly adopted by the Board, (ii) upon conversion of the Preferred Shares, (iii) to financial institutions or lessors in connection with real estate leases, commercial credit arrangements, equipment financings or similar transactions approved by a 2/3 majority of the Board where the primary purpose of the arrangement is for non-equity financing; (iv) pursuant to a strategic partnership, joint venture or other arrangement approved by a 2/3 majority of the Board where the primary purpose of the arrangement is for non-equity financing; (v) as a dividend or distribution on the Preferred Shares or any event for which adjustment is made pursuant to Section 7.1.4 (b)(ii) hereof; (vi) pursuant to a stock split or other similar reorganization for which adjustment is made pursuant to Section 7.1.4 (b)(i) hereof; (vii) for consideration other than cash pursuant to a merger, consolidation, acquisition, or similar business combination approved by a 2/3 majority of the Board; (viii) pursuant to a registered public offering of the Company’s Ordinary Shares; or (ix) pursuant to a vote of the holders of an 80% majority of then outstanding Preferred Shares, voting together as a single class and on an as-converted basis, that such shares shall not be deemed “Additional Ordinary Shares”.

(v)	In case any event shall occur as to which the other provisions of this paragraph (b) are not strictly applicable but the failure to make any adjustment would not fairly protect the Conversion Rights of any Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares or Series E Preferred Shares against dilution in accordance with the essential intent and principles of this paragraph (b), then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this paragraph (b) necessary to preserve, without dilution, the Conversion Rights of such Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares or Series E Preferred Shares.

7.1.5	Certificate of Adjustment. In the case of any adjustment or readjustment of the Conversion Price for any Applicable Series of Preferred Shares, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and/or Series E Preferred Shares at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Ordinary Shares issued or sold or deemed to have been issued or sold, (ii) the number of Additional Ordinary Shares issued or sold or deemed to be issued or sold, (iii) the Conversion Price for the Applicable Series of Preferred Shares in effect after such adjustment or readjustment, and (iv) the number of Ordinary Shares and the type and amount, if any, of other property which would be received upon conversion of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and/or Series E Preferred Shares after such adjustment or readjustment.

7.1.6	Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment to the Conversion Price of any Applicable Series of Preferred Shares or the number or character of such series of Preferred Shares as set forth herein, the Company shall give notice to the holders of the Applicable Series of Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price for such Applicable Series and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and/or Series E Preferred Shares, as the case may be. In the case of any action which would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least 30 days prior to the taking of such proposed action. Any notice required by the provisions of this Section 7.1.6 to be given to the holders of Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and/or Series E Preferred Shares shall be deemed given if deposited in the mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Company.

7.1.7	Fractional Shares. No fractional Ordinary Shares shall be issued upon conversion of any Preferred Share. All Ordinary Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after such aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of a Ordinary Share (as determined by the Board) on the date of conversion.

7.1.8	No Impairment. The Company shall at all times in good faith assist in the carrying out of all the provisions of this Section 7.1 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Shares against impairment.

7.2	Voting Rights.

7.2.1	General. Each holder of Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and Series E Preferred Shares shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and Series E Preferred Shares, are convertible immediately after the close of business on the record date of the determination of the Company’s shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s shareholders is first solicited. Except as otherwise provided herein, in the Articles of Association, as required by law, or as otherwise agreed by the Members of the Company, the holders of Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and Series E Preferred Shares shall vote together with the holders of Ordinary Shares, and not as a separate class or series, on all matters put before the Members of the Company including without limitation with respect to any question on which the holders of Ordinary Shares shall have the right to vote at a class meeting of Ordinary Shareholders.

7.2.2	Separate Vote of Series D Preferred Shares. For so long as 20% of the Series D Preferred Shares originally issued shall remain outstanding, in addition to any other vote or consent required herein or by law, the affirmative vote at a general meeting by, or the written consent signed by the holders of, no less than eighty percent (80%) of the Ordinary Shares issuable upon conversion of the Series D Preferred Shares then outstanding, voting together as a single class and to the exclusion of any other class of shares, shall be necessary to effect the following actions involving the Company or any Subsidiary (as defined below):

(a)	Any alteration of the rights, preferences, privileges, powers of, or the restrictions provided for the benefit of the Series D Preferred Shares; or

(b)	Any amendment to the Memorandum and Articles of Association of the Company or similar constituent documents of the Company or any Subsidiary, which adversely affects the rights, preferences or privileges of the Series D Preferred Shares.

Nothing contained in this Section 7.2.2 shall require the Company to obtain the approval of the holders of the Series D Preferred Shares pursuant to this clause for any increase in the authorized share capital of the Company (or any Subsidiary).

7.2.3	Separate Vote of Series B Preferred Shares. For so long as any Series B Preferred Shares remain outstanding, in addition to any other vote or consent required herein or by law, the affirmative vote at a general meeting by, or the written consent signed by the holders of, no less than eighty percent (80%) of the Ordinary Shares issuable upon conversion of the Series B Preferred Shares then outstanding, voting together as a single class and to the exclusion of any other class of shares, shall be necessary to effect the following actions involving the Company or any Subsidiary:

(a)	Any alteration of the rights, preferences or privileges of the Series B Preferred Shares; or

(b)	Any amendment to the Articles of Association of the Company or similar constituent documents of the Company or any Subsidiary, which adversely affects the rights, preferences or privileges of the Series B Preferred Shares.

Nothing contained in this Section 7.2.3 shall require the Company to obtain the approval of the holders of the Series B Preferred Shares pursuant to this clause for (i) any increase in the authorized share capital of the Company (or any Subsidiary); (ii) the creation or authorization of any shares of any class with or without any preference with respect to the Series B Preferred Shares or the issuance of any such shares; or (iii) any amendment to the constituent documents of the Company or any Subsidiary to the extent such amendments are necessary to facilitate transactions for the primary purpose of raising additional financing for the Company or any Subsidiary.

7.3	Dividend Preference.

7.3.1	Other than an Exempted Distribution, the Company shall not make any distribution (whether in cash or in property) with respect to any Ordinary Share unless a dividend shall first have been paid with respect to all outstanding Preferred Shares in an amount for each such Preferred Share equal to or greater than the product of (i) the amount of such distribution and (ii) the number of Ordinary Shares into which such Preferred Share is then convertible.

7.3.2	For purposes of this Section 7.3, “Exempted Distribution” shall mean (i) a dividend payable solely in Ordinary Shares, (ii) the repurchase of Ordinary Shares at cost from terminated employees, officers or consultants pursuant to contractual arrangements with the Company approved by the Board, (iii) any exercise, conversion or exchange of Ordinary Share Equivalents, and (iv) repurchase of outstanding securities of the Company that is duly approved by the Board.

7.4	Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, distributions to the Members of the Company shall be made in the following manner:

7.4.1	Prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Ordinary Shares or any other class or series of shares by reason of their ownership of such shares, the holders of the Series E Preferred Shares shall be entitled to receive, the amount equal to one hundred percent (100%) of the Series E Original Issue Price (as adjusted for stock splits, stock dividends and other similar events) for each share of Series E Preferred Shares then held by them and, in addition, an amount equal to all declared but unpaid dividends on the Series E Preferred Shares (the “Series E Preference Amount”).

7.4.2	After payment has been made to holders of Series E Preferred Shares of the full Series E Preference Amount due pursuant to paragraph 7.4.1 above, the remaining assets of the Company available for distribution to Members, if any, shall be distributed to (i) the holders of the Series A Preferred Shares shall be entitled to receive the amount equal to one hundred percent (100%) of the amount originally paid by the original purchaser thereof (as recorded in the Company’s registrar of holders of Series A Preferred Shares) (as adjusted for stock splits, stock dividends and other similar events) for each such share of Series A Preferred Shares then held by them and, in addition, an amount equal to all declared but unpaid dividends on the Series A Preferred Shares (the “Series A Preference Amount”), (ii) the holders of the Series B Preferred Shares shall be entitled to receive, the amount equal to one hundred percent (100%) of the Series B Original Issue Price (as adjusted for stock splits, stock dividends and other similar events) for each share of Series B Preferred Shares then held by them and, in addition, an amount equal to all declared but unpaid dividends on the Series B Preferred Shares (the “Series B Preference Amount”), (iii) the holders of the Series C Preferred Shares shall be entitled to receive, the amount equal to one hundred percent (100%) of the Series C Original Issue Price (as adjusted for stock splits, stock dividends and other similar events) for each share of Series C Preferred Shares then held by them and, in addition, an amount equal to all declared but unpaid dividends on the Series C Preferred Shares (the “Series C Preference Amount”), (iv) the holders of the Series D-1 Preferred Shares shall be entitled to receive, the amount equal to one hundred percent (100%) of the Series D-1 Original Issue Price (as adjusted for stock splits, stock dividends and other similar events) for each share of Series D-1 Preferred Shares then held by them and, in addition, an amount equal to all declared but unpaid dividends on the Series D-1 Preferred Shares (the “Series D-1 Preference Amount”) and (v) the holders of the Series D-2 Preferred Shares shall be entitled to receive, the amount equal to one hundred percent (100%) of the Series D-2 Original Issue Price (as adjusted for stock splits, stock dividends and other similar events) for each share of Series D-2 Preferred Shares then held by them and, in addition, an amount equal to all declared but unpaid dividends on the Series D-2 Preferred Shares (the “Series D-2 Preference Amount” and together with the Series A Preference Amount, the Series B Preference Amount, the Series C Preference Amount and the Series D-1 Preference Amount, the “Preference Amount”). If upon the occurrence of a liquidation, dissolution or winding up of the Company the assets and funds thus distributed among the holders of the Series A Preferred Shares, the holders of the Series B Preferred Shares, the holders of the Series C Preferred Shares, the holders of the Series D-1 Preferred Shares and the holders of the Series D-2 Preferred Shares shall be insufficient to permit the payment to such holders of the full Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Shares, the holders of the Series B Preferred Shares, the holders of the Series C Preferred Shares, the holders of the Series D-1 Preferred Shares and the holders of the Series D-2 Preferred Shares on a pari passu basis in proportion to the Series A Preference Amount, the Series B Preference Amount, the Series C Preference Amount, the Series D-1 Preference Amount and the Series D-2 Preference Amount, respectively, that each such holder is otherwise entitled to receive.

7.4.3	After payment has been made to holders of Series A Preferred Shares, holders of the Series B Preferred Shares, holders of the Series C Preferred Shares and holders of the Series D Preferred Shares of the full Series A Preference Amount, the Series B Preference Amount, the Series C Preference Amount, the Series D-1 Preference Amount and the Series D-2 Preference Amount due pursuant to paragraph 7.4.2 above, the remaining assets of the Company available for distribution to Members, if any, shall be distributed to the holders of the Ordinary Shares and holders of Series A Preferred Shares, holders of the Series B Preferred Shares, holders of the Series C Preferred Shares, holders of the Series D-1 Preferred Shares, holders of Series D-2 Preferred Shares and holders of the Series E Preferred Shares on a pro rata and as-converted basis.

7.4.4	A consolidation or merger of the Company below an enterprise value of US$154 million with or into any other company or companies in which the members of the Company do not retain a majority of the voting power in the surviving company or companies, or a sale, conveyance or disposition of all or substantially all of the assets of the Company, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 7.4 (excluding any consolidation or merger effected exclusively to change the domicile of the Company) unless otherwise agreed by Macquarie and SEEK, such that the holders of Series A Preferred Shares, holders of Series B Preferred Shares, holders of Series C Preferred Shares, holders of the Series D Preferred Shares, holders of the Series E Preferred Shares and holders of Ordinary Shares shall be paid (unless, as the case may be, the Series A Preference Amount is waived by the holders of a majority of the Series A Preferred Shares, the Series B Preference Amount is waived by the holders of a majority of the Series B Preferred Shares outstanding, the Series C Preference Amount is waived by the holders of a majority of the Series C Preferred Shares outstanding, the Series D-1 Preference Amount is waived by the holders of a majority of the Series D-1 Preferred Shares outstanding, the Series D-2 Preference Amount is waived by the holders of a majority of the Series D-2 Preferred Shares outstanding and/or the Series E Preference Amount is waived by the holders of at least eighty percent (80%) of the Series E Preferred Shares outstanding) in cash or in securities received from the acquiring company or companies, or in a combination thereof, at the closing of any such transaction in accordance with Section 7.4.1, 7.4.2 and 7.4.3. In the event the requirements of this Section 7.4.4 are not complied with, the Company shall forthwith either (i) cause such closing to be postponed until such time as the requirements of this Section 7.4.4 have been complied with, or (ii) cancel such transaction.

7.4.5	Notwithstanding any other provision of this Section 7.4, and subject to any other applicable provisions of this Memorandum of Association and the Articles of Association, the Company may at any time, out of funds legally available therefor, repurchase Ordinary Shares of the Company issued to or held by employees, officers or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any agreement providing for such right of repurchase, whether or not dividends on the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares and the Series E Preferred Shares shall have been declared and funds set aside therefor and such repurchases shall not be subject to the Series A Preference Amount, the Series B Preference Amount, the Series C Preference Amount, the Series D-1 Preference Amount, the Series D-2 Preference Amount or the Series E Preference Amount.

7.4.6	In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holder of Preferred Shares and Ordinary Shares shall be determined in good faith by the Board. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(a)	If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(b)	If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(c)	If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board.

7.4.7	The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board. The holders of at least 30% of the outstanding Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and Series E Preferred Shares, voting on an as-converted basis and as a single class, shall have the right to challenge any determination by the Board of fair market value pursuant to this Section 7.4.6, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

8.	Registered Shares.

Preferred Shares and Ordinary Shares issued by the Company shall be issued only as registered and certificated and not bearer shares.

9.	Reservation of Shares.

The Company shall at all times reserve and keep available, out of its authorized but unissued Ordinary Shares, such number of Ordinary Shares as shall from time to time be sufficient, for the purpose of (a) effecting the conversion of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and Series E Preferred Shares, and (b) issuing shares upon the exercise, conversion or exchange of any Ordinary Share Equivalent. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient for the issuance of Ordinary Shares pursuant to this Section 9, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

10.	Exempted Company.

If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 193 of the Companies Law (Revised) and, subject to the provisions of the Companies Law (Revised) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

AMENDED AND RESTATED 18 February 2013

THE COMPANIES LAW (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

NINTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

ZHAOPIN LIMITED

(Adopted by Special Resolution dated 8 February 2013 and effective 18 February 2013)

1.	In these Articles Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith,

“Act”	means the United States Securities Act of 1933, as amended, or any similar federal statute then in effect.

“Articles”	means these Ninth Amended and Restated Articles of Association, as from time to time amended or altered.

“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“Board”	means the Board of Directors of the Company as constituted from time to time.

“Company”	means the above-named Company. “debenture” means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Directors”	means the directors for the time being of the Company.

“Existing Plans”	means the Company’s 2000 Stock Option Plan, 2004 Stock Option Plan, 2005 Stock Option Plan, 2008 Stock Option Plan, 2009 Stock Option Plan and 2010 Global Share Plan.

“Initial Public Offering”	means the initial public offering pursuant to an effective registration statement under the Act covering the offer and sale of Ordinary Shares for the account of the Company to the public or, if offered outside the United States, on an internationally recognized stock exchange pursuant to an offering memorandum or prospectus required to be prepared and/or filed with the relevant agency or body regulating and/or reviewing such offering.

“Member” or “Shareholder”	shall bear the meaning as ascribed to “Member” in the Statute.

“Memorandum”	means the Ninth Amended and Restated Memorandum of Association of the Company, as amended from time to time.

“month”	means calendar month.

“Ordinary Resolution”	means a resolution:

(a) passed by a simple majority of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and, where a poll is taken, by a simple majority of the votes cast at such general meeting duly convened; or

(b) approved in writing by such Members holding an absolute majority of the votes attached to the shares entitled to vote at a general meeting of the Company, in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed.

“Ordinary Shares”	means the Ordinary Shares of the Company as defined in Section 6.2 of the Memorandum.

“paid-up”	means paid-up and/or credited as paid-up.

“Person”	means any individual, corporation, association, partnership, joint venture, trust, estate, or other entity or organization.

“PRC”	means the People’s Republic of China.

“Preferred Shares”	means the Preferred Shares of the Company as defined in Section 6.2 of the Memorandum.

“registered office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Series A Preferred Shares”	means the Series A Preferred Shares of the Company, as defined in Section 6.2 of the Memorandum.

“Series B Preferred Shares”	means the Series B Preferred Shares of the Company, as defined in Section 6.2 of the Memorandum.

“Series C Preferred Shares”	means the Series C Preferred Shares of the Company, as defined in Section 6.2 of the Memorandum.

“Series D Preferred Shares”	means the Series D-1 Preferred Shares and the Series D-2 Preferred Shares.

“Series D-1 Preferred Shares”	means the Series D-1 Preferred Shares of the Company, as defined in Section 6.2 of the Memorandum.

“Series D-2 Preferred Shares”	means the Series D-2 Preferred Shares of the Company, as defined in Section 6.2 of the Memorandum.

“Series E Preferred Shares”	means the Series E Preferred Shares of the Company, as defined in Section 6.2 of the Memorandum.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“share”	includes a fraction of a share.

“Special Resolution”	shall bear the meaning as ascribed to “Special Resolution” in the Statute

“Statute”	means the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands.

“Subsidiary”	means any entity of which more than 51% of the issued and outstanding share capital or voting interests is owned, directly or indirectly, by the Company, as well as the following entities: Beijing Zhilian Sanke Human Resource Center (北京智联三珂人才服务有限公司), Wangpin Information Consulting (Shanghai) Company Ltd. (网聘信息咨询(上海)有限公司), Beijing Wangpin Consulting Co., Ltd. (北京网聘咨询有限公司), Beijing Wangpin Consulting Co., Ltd. Shanghai Branch (北京网聘咨询有限公司上海分公司), Wuhan Zhilian Rencai Advertising Company Limited (武汉智联人才广告有限公司), Shanxi Zhilian Advertising Company Limited (陕西智联广告有限公司), Jinan Zhilian Wangpin Advertising Company Limited (济南智联网聘广告有限公司), Nanjing Zhilian Advertising Company Limited (南京智联广告有限公司), Sichuan Zhilian Advertising Company Limited (四川智联广告有限公司), Changchun Zhilian Advertising Limited (长春智联广告有限公司), Shenyang Zhilian Wangpin Advertising Company Limited (沈阳智联网聘广告有限公司), Qingdao Zhilian Advertising Ltd. (青岛智联广告有限公司), Dalian Zhailian Advertising Ltd. (大连智联广告有限公司), Tianjin Zhilian Advertising Ltd. (天津智联广告有限公司), Henan Wangpin Advertising Ltd. (河南网聘广告有限公司), Suzhou Wangpin Advertising Ltd. (苏州网聘广告有限公司), Changsha Lianzhi Manpower Resource Service Ltd. (长沙联智人力资源服务有限公司), Guangdong Zhilian Culture Media Ltd. (广东智联文化传播有限公司), Hangzhou Wangpin Advertising Ltd. (杭州网聘 广 告 有 限 公 司 ), Changchun Zhilian Rencai Development Services Ltd. (长春智联人才开发服务有限公司), Zhaopin (Beijing) Technology Company Limited (智联网聘 (北京) 技术有限公司), Guangdong Zhilian Culture Media Ltd. Shenzhen Branch (广东智联文化传播有限公司深圳分公司), Xiamen Zhilian Wangpin Business Services Company Ltd. (厦门智联网聘商务服务有限公司), Fuzhou Zhilian Advertising Company Limited (福州智联广告有限公司), Haerbin Zhilian Wangcai Advertising Company (哈尔滨智联网才广告公司), and Shenyang Zhilian HR Agent Company Ltd. (沈阳智联职业介绍服务有限公司).

“US GAAP”	means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“written” and “in writing”	include all modes of representing or reproducing words in visible form.

Words importing the singular number only include the plural number and vice-versa.

Words importing the masculine gender only include the feminine gender.

Words importing persons only include corporations.

2.	The business of the Company may be commenced as soon after incorporation as the Board shall see fit, notwithstanding that only part of the shares may have been allotted.

3.	The Board may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4.	Certificates representing shares of the Company shall be in such form as shall be determined by the Board. Such certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Board may authorise certificates to be issued with the seal and authorised signature(s) affixed by some method or system of mechanical process.

5.	Notwithstanding Article 4 of these Articles, if a share certificate be proved to the satisfaction of the Board to have been defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$l.00) and the giving of such indemnity to the Company, in such form and in such sum as the Board may direct.

ISSUE OF SHARES

6.	Subject to the provisions of Section 6 and Section 7 of the Memorandum setting out the authorized amounts, rights and qualifications of the Company’s two classes of shares, and without prejudice to any special rights previously conferred on the holders of existing shares, the Board may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share). The Company shall not issue shares in bearer form.

7.	The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Board shall from time to time determine provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

TRANSFER OF SHARES

8.	The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

9.	Subject to any requirements, limitation or conditions in the Memorandum, the Company shall, on the valid application of the transferor or transferee of a registered share in the Company, enter in the share register the name of the transferee of the share. No transfer or issuance of any shares shall be effective or valid unless and until recorded in the register of Members.

10.	The registration of transfers may be suspended at such time and for such periods as the Board may from time to time determine, provided always that such registration shall not be suspended for more than forty-five days in any year.

REDEEMABLE SHARES

11.	(a)	Subject to the provisions of the Statute, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may determine.

(b)	Subject to the provisions of the Statute, the Memorandum, the Company may purchase its own shares, including any redeemable shares, and the Company be and is hereby authorised to use all funds available for the purpose under the Statute, including making payments out of capital.

(c)	Notwithstanding anything to the contrary herein, at any time commencing on July 1, 2013, at the option of each holder of outstanding Series E Preferred Shares, the Company shall redeem all, but not less than all, of the outstanding Series E Preferred Shares held by such holder out of funds legally available therefor at a redemption price (the “Redemption Price”) for each Series E Preferred Share equal to the Series E Original Issue Price, as adjusted for any stock splits, combinations, consolidations, stock distributions or dividends, plus all declared but unpaid dividends thereon and

(i)	A notice of redemption by any holder of Series E Preferred Shares pursuant to Article 11 (c) above shall be given by hand or by mail to the registered office of the Company at any time on or after July 1, 2013, stating the date on which the Series E Preferred Shares are to be redeemed (the “Redemption Date”), provided, however, that the Redemption Date shall be no earlier than the date 90 days after such notice of redemption is given. Upon receipt of any such request, the Company shall promptly give written notice of the redemption request to each non-requesting holder of record of Series E Preferred Shares stating the existence of such request, the Redemption Price, the Redemption Date and the mechanics of redemption. If on the Redemption Date, the number of Series E Preferred Shares that may then be legally redeemed by the Company is less than the number of all Series E Preferred Shares to be redeemed, then (i) the number of Series E Preferred Shares then redeemed shall be based ratably on all Series E Preferred Shares to be redeemed, and (ii) the remaining Series E Preferred Shares to be redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so.

(ii)	Before any holder of Series E Preferred Shares shall be entitled for redemption under the provisions of this Article 11(c), such holder shall surrender his or her certificate or certificates representing such Series E Preferred Shares to be redeemed to the Company in the manner and at the place designated by the Company for that purpose, and thereupon the Redemption Price shall be payable to the order of the person whose name appears on such certificate or certificates as the owner of such shares and each such certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed shares. Upon payment of the applicable Redemption Price, the Company shall cancel the certificate representing such Series E Preferred Shares to be redeemed, all rights of the holders thereof shall cease and terminate and such Series E Preferred Shares shall cease to be issued shares of the Company.

VARIATION OF RIGHTS OF SHARES

12.	If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied only in accordance with Section 7.2.2 and 7.2.3 of the Memorandum.

13.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or by express modification of such rights, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

14.	The Company may in so far as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

15.	No person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

CALL ON SHARES

16.	(a)	The Board may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Board may determine. A call may be made payable by installments.

(b)	A call shall be deemed to have been made at the time when the resolution of the Board authorising such call was passed.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

17.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Board may determine, but the Board shall be at liberty to waive payment of such interest either wholly or in part.

18.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

FORFEITURE OF SHARES

19.	(a)	If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Board may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of so much of the call, installment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Board deems fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Board think fit.

20.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

21.	A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

22.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

23.	The Company shall be entitled to charge a fee not exceeding one dollar (US$l.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, ALTERATION OF CAPITAL & CHANGE OF LOCATION OF REGISTERED OFFICE

24.	(a)	Subject to Section 7.2.2 of the Memorandum and in so far as permitted by the provisions of the Statute, the Company may from time to time by Special Resolution alter or amend its Memorandum with respect to any objects, powers or other matters specified therein; provided, however, that the Company may, by Ordinary Resolution (subject to Section 7.2.2 of the Memorandum) effectuate the following:

(i)	increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto;

(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum or into shares without nominal or par value;

(b)	Except as set forth in the Memorandum, all new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, transfer, forfeiture and otherwise as the shares in the original share capital.

(c)	Without prejudice to Article 11 hereof and subject to the provisions of the Statute, and the Memorandum the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(d)	Subject to the provisions of the Statute, the Company may by resolution of the Board change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

25.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Board may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case forty days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

26.	In lieu of or apart from closing the register of Members, the Board may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Board may, at or within 90 days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

27.	If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Board declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

GENERAL MEETING

28.	The Company may but shall not be obliged to hold an annual general meeting.

29.	(a)	The Board may whenever they think fit, and they shall on the requisition of Members of the Company who, at the date of the deposit of the requisition, hold not less than twenty percent (20%) of the aggregate voting power attributable to the issued and outstanding share capital of the Company, proceed to convene a general meeting of the Company.

(b)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)	If the Board does not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by the Board.

(e)	Members may participate in any general meeting by means of conference telephone or video conferencing or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting pursuant to this provision shall constitute presence in person at such meeting.

NOTICE OF GENERAL MEETINGS

30.	At least fourteen (14) days’ notice shall be given of an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company PROVIDED that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Article 29 have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b)	in the case of any other general meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority together holding not less than a majority of the issued and outstanding Ordinary Shares and a seventy-five percent (75%) majority of the issued and outstanding Preferred Shares.

31.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

32.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. A quorum shall require the presence in person or by proxy of one or more Members holding at least forty percent (40%) of the aggregate voting power attributable to the issued and outstanding share capital of the Company.

33.	Subject to the definition of “Ordinary Resolution” under Article 1 hereof, a resolution in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

34.	If within an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Board may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.

35.	The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within thirty minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of the present Directors to be Chairman of the meeting.

36.	If at any general meeting no Director is willing to act as Chairman or if no Director is present within thirty minutes after the time appointed for holding the meeting, the Members present shall choose one of the present Members to be Chairman of the meeting.

37.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

38.	At any general meeting a resolution put to the vote of the meeting shall be decided by poll.

VOTES OF MEMBERS

39.	Subject to any rights or restrictions for the time being attached to any class or classes of shares, every Member of record present in person or by proxy shall have one vote for each share registered in his name in the register of Members.

40.	In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

41.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

42.	No Member shall be entitled to vote at any general meeting unless he is registered as a Shareholder of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

43.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

44.	On any vote of the Shareholders votes may be given either personally or by proxy.

PROXIES

45.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

46.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

47.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.

48.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

49.	Any corporation which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its Directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

50.	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DIRECTORS

51.	There shall be a Board of Directors consisting of three (3) persons (exclusive of alternate Directors) PROVIDED HOWEVER that the Company may from time to time by Ordinary Resolution change the number of Directors.

52.	The remuneration, if any, to be paid to the Directors shall be such remuneration as the Board or the Members by Ordinary Resolution shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their travel, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Board, or any committee of the Board, or general meetings of the Company, or otherwise in connection with the business of the Company.

53.	The Board may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director.

54.	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

55.	A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

56.	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

57.	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid PROVIDED HOWEVER that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

58.	A general notice or disclosure to the Directors or otherwise contained in the minutes of a Meeting or a written resolution of the Directors or any committee thereof that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 57 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

59.	A Director who expects to be unable to attend Board Meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS

60.	Subject to any limitations and other provisions in the Memorandum, the business of the Company shall be managed by the Board, and all power of the Company shall be exercised by or under the direction of the Board.

61.	The Board may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Articles) and for such period and subject to such conditions as it may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Board may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

62.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Board shall from time to time by resolution determine.

63.	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Board;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Board and of any committee of the Board;

(c)	of all resolutions and proceedings at all meetings of the Members and of the Board and of committees of the Board.

64.	The Board on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

65.	Subject to the Memorandum the Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

66.	(a)	Subject to the Memorandum and Article 79 hereof, the Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)	The Board from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)	The Board from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Board and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Board may think fit and the Board may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegates as aforesaid may be authorised by the Board to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.

PROCEEDINGS OF DIRECTORS

67.	Except as otherwise provided by these Articles or the Memorandum, the Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes of the Directors and alternate Directors present at a meeting at which there is a quorum, the vote of an alternate Director not being counted if his appointor be present at such meeting. In case of any equality of votes, the matter shall be decided by Ordinary Resolution.

68.	A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least seven (7) days’ notice in writing to every Director and alternate Director, which notice shall set forth the general nature of the business to be considered as well as the place, the day, and the hour of the meeting unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held and PROVIDED FURTHER if notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organisation as the case may be.

69.	The quorum necessary for the transaction of the business of the Board shall be a majority of Directors, a Director and his appointed alternate Director being considered only one person for this purpose, PROVIDED ALWAYS that if there shall at any time be (i) only a sole Director the quorum shall be one or (ii) only two Directors the quorum shall be two. For the purposes of this Article an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

70.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

71.	The Directors may elect a Chairman of the Board and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within thirty minutes after the time appointed for holding the same, the Directors present may choose one of the present Directors to act as the Chairman of the meeting. The Chairman shall not have a casting vote.

72.	The Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Board.

73.	Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a Board meeting or committee as the case may be duly convened and held.

74.	(a)	A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(a)	The provisions of Articles 45-48 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

75.	The office of a Director shall be vacated:

(a)	if a Director gives notice in writing to the Company that he resigns as a member of the Board;

(b)	if by Ordinary Resolution the Members resolve to remove a Director; or

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally.

APPOINTMENT AND REMOVAL OF DIRECTORS

76.	The Directors to serve on the Board of Directors shall be elected by an Ordinary Resolution of the Members of the Company (any series or class of shares to vote on an as-converted basis with the Ordinary Shares and not as a separate series or class). In the case of any vacancy in the office of a Director, the remaining Directors may, by affirmative vote of a majority thereof elect a successor to hold office for the unexpired term of the Director whose seat on the Board is vacant.

77.	[Deleted]

SEAL

78.	(a)	The Company may, if the Board so determines, have a Seal which shall only be used by the authority of the Board or of a committee of the Board authorised by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Board for the purpose.

(b)	The Company may have for use in any place outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Board so determines, with the addition on its face of the name of every place where it is to be used.

OFFICERS

79.	Officers of the Company are appointed by the Board as they consider necessary, all for a term of one year, and at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Board from time to time prescribes.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

80.	Subject to the Statute, and the Memorandum, the Board may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefor.

81.	The Board may, before declaring any dividends or distributions, set aside such sums as it thinks proper as a reserve or reserves which shall at the discretion of the Board, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

82.	No dividend or distribution shall be payable except out of the profits of the Company, realised or unrealised, or out of the share premium account or as otherwise permitted by the Statute.

83.	The Board may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

84.	The Board may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Board may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members.

85.	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

86.	No dividend or distribution shall bear interest against the Company.

CAPITALISATION

87.	Subject to the Memorandum, the Company may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Board shall do all acts and things required to give effect to such capitalisation, with full power to the Board to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Board may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

88.	The Board shall cause proper books of account to be kept in accordance with US GAAP with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company; and

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

89.	Members shall have the right to inspect any account or book or document of the Company, but the Board shall from time to time determine the times and places the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors.

90.	The Board shall cause to be prepared audited or unaudited profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as the Company may be required to provide Members under contract.

AUDIT

91.	The Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

92.	The Board may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint an Auditor or Auditors. The Board may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Board under this Article may be fixed by the Directors.

93.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditors.

94.	Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

95.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, telex, telecopy, facsimile or electronic mail to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.

96.	(a)	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of sixty hours after the letter containing the same is posted as aforesaid.

(b)	Where a notice is sent by cable, telex, or telecopy, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organisation and to have been effected on the day the same is sent as aforesaid.

(c)	Where a notice is sent by facsimile or electronic mail, service of the notice shall be deemed to be effected by properly addressing and receiving confirmation of receipt, and to have been effected on the day the same is sent and confirmed as aforesaid.

97.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

98.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

99.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:

(a)	every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

WINDING UP

100.	If the Company shall be wound up the liquidator shall divide amongst the Shareholders in cash or kind the assets of the Company in accordance with the Statute and the Memorandum.

INDEMNITY

101.	The Board and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or default of such Director, Officer or trustee.

FINANCIAL YEAR

102.	Unless the Board otherwise prescribes, the financial year of the Company shall end on 30 June in each year and, following the year of incorporation, shall begin on 1st July in each year.

AMENDMENTS OF ARTICLES

103.	Subject to the Statute, and the Memorandum, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

TRANSFER BY WAY OF CONTINUATION

104.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.